Exhibit 5.2

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

June 12, 2020

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

One Dauch Drive

Detroit, Michigan 48211

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

$400,000,000 6.875% Senior Notes Due 2028

Ladies and Gentlemen:

I am the General Counsel and Secretary, of American Axle & Manufacturing, Inc., a Delaware corporation (“AAM Inc.”) and American Axle & Manufacturing Holdings, Inc., a Delaware corporation (“Holdings”). This opinion is being furnished in connection with the issuance and sale by AAM Inc. of $400,000,000 aggregate principal amount of AAM Inc.’s 6.875% Senior Notes due 2028 (the “Notes”), pursuant to the terms and conditions set forth in the Underwriting Agreement dated June 9, 2020 (the “Underwriting Agreement”) among AAM Inc., Holdings, the Delaware Guarantors and the Non-Delaware Guarantors (each as defined in Schedule A hereto) (the Delaware Guarantors and the Non-Delaware Guarantors, collectively, the “Subsidiary Guarantors”, and, together with Holdings, the “Guarantors”) and the underwriters named therein. The Notes are to be issued pursuant to an indenture dated as of November 3, 2011 (the “Original Indenture”), among AAM Inc., Holdings, certain subsidiary guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated March 23, 2017, among AAM Inc., Holdings, Alpha SPV I, Inc., certain subsidiary guarantors and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated May 17, 2017, among AAM Inc., Holdings, certain subsidiary guarantors and the Trustee (the “Second Supplemental Indenture”) and the Third Supplemental Indenture, dated March 23, 2018, among AAM Inc., Holdings, certain subsidiary guarantors and the Trustee (the “Third Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The Notes will be guaranteed by the Guarantors pursuant to the guarantees (collectively, the “Guarantees” and together with the Notes, the “Securities”) as provided for in the Indenture.

As General Counsel & Secretary of Holdings, the parent company of each Subsidiary Guarantor, and AAM Inc., and Secretary of each Subsidiary Guarantor, I am familiar with the incorporation documents and bylaws of each Subsidiary Guarantor and with the affairs of each Subsidiary Guarantor. In rendering the opinions set forth below, I have examined or caused to be examined the Indenture, the form of the global certificates representing the Notes and the Guarantees and the originals, or copies certified to my satisfaction, of such corporate records of AAM Inc. and the Guarantors, certificates of public officials and officers of AAM Inc. and the Guarantors, and such other agreements, instruments and documents as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to the opinions rendered herein, I have, when relevant facts were not independently established by me, relied upon certificates or other evidence satisfactory to me of AAM Inc. or the Guarantors or their respective officers or public officials. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me as original documents and the conformity to original or certified documents of all documents submitted to me as copies. I have also examined or caused to be examined the Underwriting Agreement, and I have assumed the due execution and delivery, pursuant to due authorization, by each of the Underwriters of the Underwriting Agreement. I also have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

Based on the foregoing, and subject to the assumptions and qualifications set forth above, it is my opinion that the Guarantees have been duly authorized, executed and delivered by the Non-Delaware Subsidiary Guarantors, except to the extent that the foregoing may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). This opinion letter speaks only as of the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus supplement deemed part of the Registration Statement pursuant to Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ David E. Barnes

David E. Barnes
General Counsel and Secretary

SCHEDULE A

Delaware Guarantors

▪	AAM Casting Corp.

▪	AAM International Holdings, Inc.

▪	Accugear, Inc.

▪	ASP Grede Intermediate Holdings LLC

▪	ASP HHI Acquisition Co., Inc.

▪	ASP HHI Holdings, Inc.

▪	ASP MD Holdings, Inc.

▪	Auburn Hills Manufacturing, Inc.

▪	Colfor Manufacturing, Inc.

▪	Gear Design and Manufacturing, LLC

▪	HHI FormTech, LLC

▪	HHI Holdings, LLC

▪	Impact Forge Group, LLC

▪	Jernberg Industries, LLC

▪	MD Investors Corporation

▪	Metaldyne BSM, LLC

▪	Metaldyne M&A Bluffton, LLC

▪	Metaldyne Performance Group, Inc.

▪	Metaldyne Powertrain Components, Inc.

▪	Metaldyne Sintered Ridgway, LLC

▪	Metaldyne SinterForged Products, LLC

▪	Metaldyne, LLC

▪	MPG Holdco I Inc.

▪	Oxford Forge, Inc.

▪	Punchcraft Machining and Tooling, LLC

Non Delaware Guarantors

▪	AAM Powder Metal Components, Inc.

▪	MSP Industries Corporation

▪	Rochester Manufacturing, LLC